Exhibit 99.1

FOR IMMEDIATE RELEASE

ADVAXIS SECURES $7.5 MILLION FINANCING COMMITMENT

North Brunswick, NJ – July 20, 2010 – (BUSINESS WIRE) - Advaxis, Inc., (OTCBB: ADXS), the live, attenuated Listeria monocytogenes (Listeria) immunotherapy company, announced today that it has entered into a definitive purchase agreement (the “Agreement”) with Optimus Capital Partners, LLC d/b/a Optimus Life Sciences Capital Partners, LLC (“Optimus”).  Subject to the terms and conditions of the Agreement:

•	Optimus has committed to purchase up to $7.5 million of non-convertible, Series B Preferred Stock from the Company (the “Financing Commitment”) at $10,000 per share, from time to time.

•
Advaxis may sell preferred stock to Optimus during a three-year period.  The preferred stock will accrue dividends at an annual rate of ten percent (10%), payable in additional shares of preferred stock upon liquidation of the preferred stock.  The preferred stock is redeemable by the Company at any time.

Further, the Company has agreed to issue to an affiliate of Optimus a warrant to purchase up to 40,500,000 shares of the Advaxis common stock, a portion of which will vest and become exercisable at the prevailing market price of the Company’s common stock at the time the Company presents Optimus with a notice to purchase a specified amount of preferred stock.  The Company expects the total exercise value of the warrant issued to equal 135% of the amount of preferred stock sold at each tranche closing under the Agreement.

The Company expects to use the proceeds to provide working capital and fund further clinical activity, including planned future clinical trials for the Company’s cancer vaccine candidates.

“This is our second financing agreement with Optimus,” said Advaxis Chairman and CEO Thomas  A. Moore. “We believe that the first agreement for $5.0 million worked well for Advaxis and its shareholders.  This one could be similarly successful.”

Additional details on the Financing Commitment, the terms of the preferred stock and the terms of the warrant will be available in the Company’s 8-K filing relating to the Financing Commitment with the U. S. Securities and Exchange Commission (the “SEC”).  Except as provided in the definitive transaction documents, the securities described above have not been and will not be registered under the Securities Act of 1933, as amended, or any state securities or “blue sky” laws, and may not be offered or sold in the United States absent such registration or an applicable exemption therefrom. This press release shall not constitute an offer to sell or a solicitation of an offer to purchase the securities and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

About Advaxis, Inc.

Advaxis is a biotechnology company developing proprietary, live, attenuated Listeria monocytogenes vaccines that deliver engineered tumor antigens, which stimulate multiple, simultaneous immunological mechanisms to fight cancer.  Today, the Company has nine (9) distinct, cancer-fighting constructs in various stages of development, directly and through strategic collaborations with such recognized sites of excellence as the City of Hope, the Roswell Park Cancer Institute, the National Cancer Institute, the University of Pittsburgh and Cancer Research – UK.  Advaxis’ technology was developed by Dr. Yvonne Paterson, professor of microbiology at the University of Pennsylvania and chairperson of Advaxis’ scientific advisory board.  Please visit the Company’s portals: advaxis.com | facebook | twitter | LinkedIn

Forward-Looking Statements

Certain statements contained in this press release are forward-looking statements that involve risks and uncertainties.  The statements contained herein that are not purely historical are forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements deal with the Company’s current plans, intentions, beliefs and expectations and statements of future economic performance.  Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from what is currently anticipated.  Factors that could cause or contribute to such differences include those discussed from time to time in reports filed by the Company with the Securities and Exchange Commission.  The Company cannot guarantee its future results, levels of activity, performance or achievements.

Contact:

Advaxis Incorporated
Conrad F. Mir, 732-545-1590
Executive Director
732-545-1084 (FAX)
mir@advaxis.com

or

Diana Moore, 732-545-1590
Analyst
732-545-1084 (FAX)
dmoore@advaxis.com